Exhibit 99.1

.

January 26, 2006 08:56 AM US Eastern Timezone

IceWEB Announces Live Online Support for IceMAIL and IceVISTA

HERNDON, Va.--(BUSINESS WIRE)--IceWEB, Inc. (OTCBB:IWEB) today announced they have added a live online support feature for both IceMAIL and IceVISTA products. Customer’s can access live online support by going to www.iceweb.com and clicking on “Support”. Once at the support site, the customer can select either IceMAIL or IceVISTA to get instant access to IceWEB’s customer service personnel.

In 2005 IceWEB released two new products, IceWEB VISTA, a web portal development and management application and IceMAIL, an enterprise hosted exchange service. Both products are designed for the small to medium business market (SME) that can work in tandem to give the small business an edge in their marketplace.

“Live Online Support is yet another great feature we’ve put in place to provide the best customer service in the industry,” stated James Bond, Chief Technology Officer (CTO) for IceWEB. “Keeping our customers informed and providing superior online documentation, telephone support, and now online chat support are critical to customer satisfaction and our goal of 100% customer retention.”

To be added to our investor relations email list please go to: http://www.iceweb.com/InvestorRelations/EmailAlerts/tabid/135/Default. aspx (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) or call investor relations at 703-964-8000 ext 0961.

About IceWEB

IceWEB, Inc. (OTCBB:IWEB), enables small and medium sized organizations with its, hardware, software and professional services. The Company’s application service provider (ASP) software delivery model reduces the customer’s Total Cost of Ownership and improves the efficiency of IT environments. IceWEB packaged solutions and uniquely tailored services ensure business value in the Small and Medium Size business environment. Founded in 2000, ICEWEB is headquartered in Herndon, V.A., and serves customers in the public and private sectors. IceWEB(TM) products and services are available on GSA Contract # GS-35F-5149H. For more information, please visit http://www.IceWEB.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to business conditions and the amount of growth in the computer industry and general economy, competitive factors, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q. The Company does not undertake any obligation to update forward-looking statements.

All trademarks and brand names are the property of their respective companies.

Contacts

IceWEB, Inc.

My Le Phuong, 703-964-8000 ext 0961

investor@IceWEB.com